EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

Contact:

Hai Tran, Chief Financial Officer

BioScrip

952-979-3768

BIOSCRIP APPOINTS THOMAS PETTIT AS SENIOR VICE PRESIDENT AND
CHIEF OPERATING OFFICER

ELMSFORD, N.Y., July 18, 2014 – BioScrip, Inc. (NASDAQ: BIOS) (the “Company”) today announced that Thomas F. Pettit has been appointed as Senior Vice President and Chief Operating Officer, effective immediately. Mr. Pettit will succeed Richard Jenkins, a Managing Director at Alvarez & Marsal, who had served as BioScrip’s Interim Chief Operating Officer since November 2013. To ensure a smooth transition, Mr. Jenkins will continue as a consultant to the Company for a short period of time. Mr. Pettit will report to Rick Smith, the Company’s President and Chief Executive Officer.

Mr. Pettit has nearly 20 years of experience in operational management across several industries, with expertise in supply chain logistics and improving business processes through the implementation of lean initiatives. As COO, Mr. Pettit will drive company-wide improvements consistent with strategic plans, including enhancing efficiencies, optimizing productivity and advancing cash collection.

“We are pleased to have such an accomplished operator as Tom join BioScrip,” said Rick Smith, President and Chief Executive Officer of BioScrip. “Tom’s appointment comes at a pivotal time for us as we strive to build a leadership position in the home infusion industry. With all of our Infusion locations now on a single operating platform, implementing a lean and efficient structure and processes will be critical to our success, and Tom’s considerable experience and leadership will make him a strong addition to our management team.”

Mr. Smith continued, “On behalf of the entire Board and our management team, I’d like to thank Richard for his contributions to BioScrip over these past eight months as Interim COO. With his leadership, we have made great strides in integrating the businesses we acquired in 2013 and introducing process standardization programs to improve operations.”

Caldwell Partners assisted BioScrip with its COO search process.

About Tom Pettit

Mr. Pettit most recently served from early 2013 to mid-2014 as Senior Vice President and General Manager of the Supply Chain Solutions business segment of Ryder System, Inc., a logistics and distribution services provider with annual revenue in excess of $1 billion. While at Ryder, Mr. Pettit helped to grow revenues and profits, while also expanding margins through lean process improvements. From 2008 to 2013, he served as Vice President of Global Operations at Pentair, Inc., a commercial and residential water products and services company, during which he developed and executed the Company’s global operations footprint strategy, strengthened supply chain management, and improved customer and shareholder results through lean initiatives. Prior to joining Pentair, Mr. Pettit held senior-level operations positions at ADC Telecommunications, Inc. and General Electric Company. Previously he served as a general management consultant at McKinsey & Company Inc. and Towers Perrin, where he developed post-merger integration and marketing strategies. Mr. Pettit began his career with service in the U.S. Army Corps of Engineers as both a Company Executive Officer and a Construction Platoon Leader.

Mr. Pettit holds a bachelor’s of science degree in economics from the United States Military Academy at West Point and a master’s degree in business administration from the University of Hawaii.

Under the employment offer letter, Mr. Pettit will be awarded an inducement grant of options to purchase 200,000 shares of the Company’s common stock, which would vest annually in three equal installments, pursuant to the terms and conditions set forth in the BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan. The exercise price of the options will be equal to the fair market value on the date of grant. The award was approved by the Management Development and Compensation Committee of the Company’s Board of Directors and was granted as an inducement material to Mr. Pettit entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About BioScrip

BioScrip, Inc. is a leading national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, facilities-based providers, healthcare payors, and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from over 80 locations across 29 states.

Forward-Looking Statements – Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.